                                                                     EXHIBIT 1.3


                      SEARS CREDIT ACCOUNT MASTER TRUST II
                           MASTER TRUST CERTIFICATES


                               PRICING AGREEMENT


                             Dated:  July 21, 1997

To: Sears Receivables Financing Group, Inc., as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated October 17, 1996 (a copy of which is attached hereto)

Title: Sears Credit Account Master Trust II, $500,000,000 6.20% Class A Master Trust Certificates, Series 1997-1.

Initial Principal Amount of Certificates:

                 $500,000,000 Class A Master Trust Certificates, Series 1997-1

Class A Expected Final Payment Date:  July 15, 2003

Series and Class Designation of Designated Securities:

                 6.20% Class A Master Trust Certificates, Series 1997-1 (the "Class A Certificates")

Series Cut-Off Date:  Last day of the Due Period ending in June 1997

Certificate Rating:

           Class A Certificates:   Aaa by Moody's Investors Service,Inc.
                                   AAA by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of
Series 1997-1:                     $7,901,399,976.79

Date of Series Supplement:         July 31, 1997.

Certificate Rate:
         Class A Certificates:     6.20% per annum.

Terms of Sale:   The purchase price for the Designated Securities to the
Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from July 31, 1997.

                      Class A Certificates:    98.831275%
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Initial Public Offering Price:  The initial public offering price for the
Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from July 31, 1997.

                      Class A Certificates:    99.131275%

Adjustment to Underwriting Fee: On the Closing Date, in addition to the purchase of the Class A Certificates by the Underwriters named in Schedule I hereto, the amount specified on the Addendum hereto shall be paid to Credit Suisse First Boston ("CSFB") by the Company or by CSFB to the Company as set forth in the Addendum. Any such payment shall be disregarded for purposes of
Section 8(d) of the Agreement.

Closing Location:     Latham & Watkins
                      Sears Tower, 58th Floor
                      Chicago, Illinois 60606

Time of Delivery: 10:00 A.M., New York Time, on July 31, 1997, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

                 Credit Suisse First Boston Corporation
                 Eleven Madison Avenue
                 New York, New York 10010-3629
                 Attention:       Jorge Calderon
                 Facsimile:       (212) 325-8261

Additional Agreements

                 (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

                 (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto (the "Class A Underwriters") agree that the Company and Sears may enter into that certain pricing agreement of even date herewith (collectively, with the underwriting agreement dated March 14, 1996 among the Company, Sears and the Class B underwriter, the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class B Master Trust Certificates, Series 1997-1 (the "Class B Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class A Underwriting Agreement") that the Class B Underwriting Agreement be duly executed and delivered by the parties thereto.

                 (c) If an underwriter under the Class B Underwriting Agreement (a "Class B Underwriter") shall default in its obligations to purchase the Class B Certificates and the Class B Underwriting Agreement terminates in accordance with its terms, the Class A Underwriters shall have the right to purchase the Class B Certificates on the same terms that the Class B Underwriters were entitled to
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purchase such Class B Certificates prior to the expiration of the Class B
Underwriting Agreement and in the same proportions that the Class A Underwriters have agreed to purchase the Class A Certificates hereunder; provided, however, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates and the Class B Certificates for a period of not more than seven days, to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

                 (d) If (i) a Class B Underwriter shall default in its obligations to purchase the Class B Certificates, (ii) the Class B Underwriting Agreement terminates in accordance with its terms and (iii) the Class A Underwriters do not agree to purchase the Class B Certificates on the terms and in the proportions described in paragraph (c) above, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class B Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

                 (e) The purchase and sale of the Class A Certificates shall occur concurrently with, and shall be conditioned on, the purchase and sale of the Class B Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Class A Underwriters purchase the Class B Certificates as described in paragraph (c) above, if the Class B Underwriting Agreement terminates because of the default of a Class B Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.
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                 The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in
Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.


                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON
                                         CORPORATION


                                       By: /s/ Jorge Calderon
                                           ------------------

                                       On behalf of each of the Underwriters

Accepted:

SEARS RECEIVABLES FINANCING
GROUP, INC.


By:      /s/ George F. Slook
         ---------------------

SEARS, ROEBUCK AND CO.


By:      /s/ Alice M. Peterson
         ---------------------

                                   SCHEDULE I

                                                        Principal
                                                        Amount of
                                                         Class A
                                                      Certificates
                                                          to be
Underwriter                                             Purchased
-----------                                             ---------
Credit Suisse First Boston Corporation.  . . . . . .   $100,000,000

Bear, Stearns & Co. Inc. . . . . . . . . . . . . . .   $100,000,000

Goldman, Sachs & Co. . . . . . . . . . . . . . . . .   $100,000,000

Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated  . . . . . . . . . . .   $100,000,000

J. P. Morgan Securities Inc. . . . . . . . . . . . .   $100,000,000
                                                       ------------
 Total                                                 $500,000,000

                                    Addendum

On the Closing Date, if the Unwind Price is greater than the Reference Price, then the Company shall be obligated to make a payment to CSFB, and if the Unwind Price is less than the Reference Price, CSFB shall be obligated to make a payment to the Company, in an amount equal to the product of (i) the difference between the Reference Price and the Unwind Price, expressed as a positive number, and (ii) the Notional Amount.

"Notional Amount" shall mean $500,000,000.

"Reference Price" shall mean the price for the Reference Treasury corresponding to the Reference Yield, and the coupon to be determined on Treasury Auction Date.

"Reference Treasury" shall mean the When Issued United States Treasury Security due July 31, 2002.

"Reference Yield" shall mean 6.1125%.

"Treasury Auction Date" shall mean July 23, 1997.

"Unwind Price" shall mean the price for the Reference Treasury corresponding to the Unwind Yield, and the coupon to be determined on Treasury Auction Date.

"Unwind Yield" shall mean 6.155%.